   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2000


                                            REGISTRATION STATEMENT NO. 333-94793
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                            ZOLL MEDICAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    MASSACHUSETTS                                          04-2711626
            (STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
          OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                                32 SECOND AVENUE
                              BURLINGTON, MA 01803
                                 (781) 229-0020
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               RICHARD A. PACKER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            ZOLL MEDICAL CORPORATION
                                32 SECOND AVENUE
                              BURLINGTON, MA 01803
                                 (781) 229-0020
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               RAYMOND C. ZEMLIN, P.C.                                    JOHN W. WHITE
             GOODWIN, PROCTER & HOAR LLP                             CRAVATH, SWAINE & MOORE
                   EXCHANGE PLACE                                       825 EIGHTH AVENUE
          BOSTON, MASSACHUSETTS 02109-2881                             NEW YORK, NY 10013
                   (617) 570-1000                                        (212) 474-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


           THIS AMENDMENT NO. 2 IS FILED SOLELY TO FILE EXHIBIT 1.1.


                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses payable by us in connection with the issuance and distribution of the securities being registered (all amounts except the registration fee are estimated):

Registration fee -- Securities and Exchange Commission......  $ 15,966
Accountants' fees and expenses..............................   100,000
Blue Sky fees and expenses..................................     1,000
Legal fees and expenses (other than Blue Sky)...............   225,000
Printing expenses...........................................   150,000
Nasdaq Listing Fee..........................................    17,500
Miscellaneous...............................................    90,534
                                                              --------
          TOTAL.............................................  $600,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our restated articles of organization provide that a director shall not have personal liability to us or our shareholders for monetary damages arising out of the director's breach of fiduciary duty as a director, provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Sections 61 or 62 of the Massachusetts Business Corporation Law dealing with liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of our articles of organization shall adversely effect these provisions for acts occurring prior to such amendment.

     Our amended and restated by-laws further provide that, except as limited by law, we shall indemnify each person who is or was a director or officer of our company and each person who is or was a director or officer of our company who is serving, or shall have served, at our request, as director, officer, employee, trustee, partner or other agent of another organization or in any capacity with respect to any employee benefit plan of our company, against all expenses actually and reasonably incurred (including attorneys' fees and disbursements), judgments, awards, fines and penalties and reasonable amounts paid in settlement of a proceeding incurred by him or on his behalf in connection with, or arising out of, the defense or disposition of any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he may be involved by reason of being or having been such a director or officer or as a result of service with respect to any such employee benefit plan. We shall not indemnify any director or officer who did not act in the good faith and reasonable belief that his actions were in the best interests of the company or, with respect to a criminal matter, who did not have reasonable cause to believe that his conduct was lawful. Additionally, our by-laws provide that no indemnification shall be provided to a director or officer with respect to any proceeding by or in the right of the company or if it is determined that such party received an improper personal benefit, provided that expenses incurred in successfully defending an allegation of improper personal benefit may be paid by the company if approved by the Board of Directors. Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation or, to the extent such matter is related to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933, as amended.

     Section 67 of the Massachusetts Business Corporation Law also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We have procured a directors' and officers' liability and company reimbursement liability insurance policy that (i) insures our directors and officers against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and
(ii) insures us against losses (above a deductible amount) arising from any such claims, but only if we are required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of our amended and restated articles of organization or amended and restated by-laws.

ITEM 16.  EXHIBITS.


  1.1   Form of Underwriting Agreement.
 4.1+   Shareholders Rights Plan.(1)
 4.2+   Specimen Certificate for Shares of Common Stock, $.02 per
        value per share, for Zoll Medical Corporation.(2)
 4.3+   Restated Articles of Organization.(2)
 4.4+   Amended and Restated By-laws.(2)
 5.1+   Opinion of Goodwin, Procter & Hoar LLP as to the validity of the shares of common stock being offered.
21.1+   Subsidiaries of Zoll Medical Corporation.
23.1+   Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
        5.1 hereto).
23.2+   Consent of Ernst & Young LLP.
24.1+   Powers of Attorney.


---------------

 +  Previously filed.


(1) Incorporated by reference to Zoll Medical Corporation's Form 8-K filed with the Securities and Exchange Commission on June 11, 1998.

(2) Incorporated by reference to Zoll Medical Corporation's Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 15, 1992 (Registration Statement No. 33-47937).

ITEM 17.  UNDERTAKINGS.

     (a) Zoll Medical Corporation hereby undertakes:

          (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, The Commonwealth of Massachusetts on February 21, 2000.


                                          ZOLL MEDICAL CORPORATION

                                          By:     /s/ RICHARD A. PACKER
                                            ------------------------------------
                                              Richard A. Packer
                                              Chief Executive Officer and
                                              President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities and on the date indicated.



SIGNATURE                                                      CAPACITY                     DATE
---------                                                      --------                     ----
               /s/ RICHARD A. PACKER                 Chief Executive Officer,         February 21, 2000
---------------------------------------------------  President and Director
                 Richard A. Packer                   (Principal Executive Officer)

               /s/ A. ERNEST WHITON                  Chief Financial Officer          February 21, 2000
---------------------------------------------------  (Principal Financial and
                 A. Ernest Whiton                    Accounting Officer)

*                                                    Director                         February 21, 2000
---------------------------------------------------
Willard M. Bright

*                                                    Director                         February 21, 2000
---------------------------------------------------
Thomas M. Claflin, II

*                                                    Director                         February 21, 2000
---------------------------------------------------
James W. Biondi

*                                                    Director                         February 21, 2000
---------------------------------------------------
M. Stephen Heilman

*                                                    Director                         February 21, 2000
---------------------------------------------------
Daniel M. Mulvena

                                                     Director                         February 21, 2000
---------------------------------------------------
Benson F. Smith

              * /s/ A. ERNEST WHITON
---------------------------------------------------
        A. Ernest Whiton, Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   1.1    Form of Underwriting Agreement.
  4.1+    Shareholders Rights Plan.(1)
  4.2+    Specimen Certificate for Shares of Common Stock, $.02 per
          value per share, for Zoll Medical Corporation.(2)
  4.3+    Restated Articles of Organization.(2)
  4.4+    Amended and Restated By-laws.(2)
  5.1+    Opinion of Goodwin, Procter & Hoar LLP as to the validity of the shares of common stock being offered.
 21.1+    Subsidiaries of Zoll Medical Corporation.
 23.1+    Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
          5.1 hereto).
 23.2+    Consent of Ernst & Young LLP.
 24.1+    Powers of Attorney.


---------------

 +  Previously filed.


(1) Incorporated by reference to Zoll Medical Corporation's Form 8-K filed with the Securities and Exchange Commission on June 11, 1998.

(2) Incorporated by reference to Zoll Medical Corporation's Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May, 15, 1992 (Registration Statement No. 33-47937).